EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FOURTH QUARTER FISCAL 2021 FINANCIAL RESULTS

●	Focus initiatives driving gross margin percentage higher, improving sequentially 200 basis points to 17.5% in the fourth quarter of fiscal 2021, and 1,260 basis points higher than the fourth quarter of fiscal 2020.
●	Increased volume shipped to 4.0 million pounds and net revenue to $95.3 million, an increase of 8.1% compared to net revenues of $88.1 million for the third quarter of fiscal 2021. Aerospace growth expected to accelerate.
●	Expanded profitably in the fourth quarter with net income of $2.6 million, or $0.20 per diluted share compared to net income of $0.4 million, or $0.03 per diluted share, in the third quarter of fiscal 2021.
●	Cash on the balance sheet of $47.7 million at September 30, 2021 after outlaying $15.0 million lump-sum pension contribution and $4.2 million in share repurchases. Strong total liquidity of $147.7 million with $100.0 million available on the undrawn credit facility.
●	An impactful decrease of $92.5 million in the liability for pension and postretirement benefits at September 30, 2021, resulting in a U.S. pension plan that is currently 91% funded. Glide path actions taken to help secure improvements. Pension and postretirement expense expected to decrease $6.0 million in fiscal 2022 compared to 2021.
●	Backlog increased by $24.4 million to $175.3 million at September 30, 2021 from $150.9 million at June 30, 2021.
●	Capital investment in fiscal 2021 of $5.9 million and forecast for capital spending in fiscal 2022 of $17.7 million.
●	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, November 18, 2021 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the fourth quarter ended September 30, 2021.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Our business improvement and transformation initiatives resulted in a 17.5% gross margin and net income of $2.6 million in the fourth quarter.  While our fiscal year 2021 aerospace shipments were just 50% of the pre-pandemic fiscal year 2019 levels, we saw the first signs of meaningful growth of our aerospace market shipments and backlog this quarter,” said Michael L. Shor, President and Chief Executive Officer.  “Also notable is the sizable $92.5 million reduction in our pension and retiree medical liability in fiscal 2021 which has transformed our balance sheet, significantly reduced expected expense in fiscal 2022 and reduced our expected risk and volatility going forward.”

4th Quarter Results

Net Revenues.  Net revenues were $95.3 million in the fourth quarter of fiscal 2021, an increase of 19.2% from $79.9 million in the same period of fiscal 2020.   Volume was 4.0 million pounds in fiscal 2021, an increase of 34.6% from 2.9 million pounds in the same period of fiscal 2020.  The increase in demand is primarily attributable to increased pounds sold across the aerospace, industrial gas turbine and other markets.  The product average selling price was $22.53 per pound in the fourth quarter of fiscal 2021, a decrease of 10.0% from $25.03 per pound in the same period of fiscal 2020.   The decrease in average selling price per pound largely reflects a lower-value product mix and other pricing considerations, which decreased the average selling price per pound by approximately $4.43, partially offset by higher market prices of raw materials, which increased average selling price per pound by approximately $1.93.

Cost of Sales. Cost of sales was $78.6 million, or 82.5% of net revenues, in the fourth quarter of fiscal 2021 compared to $76.0 million, or 95.0% of net revenues, in the same period of fiscal 2020. The decrease was primarily due to a lower-value product mix, the Company’s actions taken to lower costs and a lower amount of fixed costs that were required to be directly expensed, partially offset by higher shipped volumes.

Gross Profit.  As a result of the above factors, gross profit was $16.7 million for the fourth quarter of fiscal 2021, an increase of $12.7 million from the same period of fiscal 2020. Gross profit as a percentage of net revenue increased to 17.5% in the fourth quarter of fiscal 2021 as compared to 4.9% in the same period of fiscal 2020.  The fourth quarter of fiscal 2020 was adversely impacted by the COVID-19 pandemic as volumes reduced significantly.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $11.0 million for the fourth quarter of fiscal 2021, an increase of $2.8 million, or 34.4%, from the same period of fiscal 2020.  Selling, general and administrative expense as a percentage of net revenues increased to 11.6% for the fourth quarter of fiscal 2021 compared to 10.2% for the same period of fiscal 2020.  Higher incentive compensation expense was the primary driver of the increased expense in comparison to the fourth quarter of fiscal 2020.  Additionally, bank fees associated with the credit facility entered into this fiscal year were higher in the fourth quarter of fiscal 2021 as compared to the same period of fiscal 2020.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 1.0% of net revenue, for the fourth quarter of fiscal 2021, compared to $0.9 million, or 1.2% of net revenue, in the same period of fiscal 2020.

Operating Income/(Loss).  As a result of the above factors, operating income in the fourth quarter of fiscal 2021 was $4.8 million compared to operating loss of $(5.2) million in the same period of fiscal 2020.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was $0.4 million in the fourth quarter of fiscal 2021 compared to $1.7 million in the same period of fiscal 2020.  The decrease in expense was primarily driven by favorable retiree health care spending and higher-than-expected return on plan assets.

Income Taxes. Income tax expense was $1.5 million in the fourth quarter of fiscal 2021, a difference of $3.1 million from an income tax benefit of $1.5 million in the fourth quarter of fiscal 2020. This difference was driven primarily by a difference in income (loss) before income taxes of $11.4 million along with a tax rate change in the United Kingdom that resulted in an increase to income tax expense of approximately $0.4 million.

Net Income/(Loss).  As a result of the above factors, net income in the fourth quarter of fiscal 2021 was $2.6 million, compared to net loss of $(5.7) million in the same period of fiscal 2020.

Fiscal Year Results

Net Revenues.  Net revenues were $337.7 million in fiscal 2021, a decrease of 11.3% from $380.5 million in fiscal 2020.  Volume was 14.0 million pounds in fiscal 2021, a decrease of 4.5% from 14.7 million pounds in fiscal 2020, with decreases in aerospace and chemical processing, partially offset by increases in industrial gas turbine and other markets.  The decrease in volume is primarily caused by COVID-19 and issues in the aerospace supply chain due to the 737 MAX, partially offset by increased volumes in the industrial gas turbine and flue gas desulphurization markets.  The product average selling price was $22.56 per pound in fiscal 2021, a decrease of 7.3%, or $1.77, from $24.33 per pound in fiscal 2020. The product average selling price per pound decreased as a result of a lower-value product mix and other pricing considerations (such as customer mix, timing of customer agreement adjustors, etc.) as compared to fiscal 2020, which decreased the product average selling price per pound by approximately $3.02, partially offset by higher raw material market prices, which increased average selling price per pound by approximately $1.25.

Cost of Sales.  Cost of sales was $297.9 million, or 88.2% of net revenues, in fiscal 2021 compared to $335.9 million, or 88.3% of net revenues, in fiscal 2020.  This decrease was primarily due to lower volumes sold combined with continued traction in the Company’s cost reduction initiatives, partially offset by lower fixed-cost absorption.

Gross Profit.  As a result of the above factors, gross profit was $39.7 million in fiscal 2021, a decrease of $4.9 million from $44.6 million in fiscal 2020.  Gross profit as a percentage of net revenue increased to 11.8% in fiscal 2021 as compared to

11.7% in fiscal 2020 despite shipped volumes decreasing by 4.5%, reflecting the continued traction of the Company’s cost reduction initiatives and pricing initiatives.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $43.5 million for fiscal 2021, an increase of $3.2 million, or 7.8%, from $40.3 million in fiscal 2020.  This increase is primarily attributable to higher incentive compensation expenses, which were partially offset by significant cost-saving measures taken as a result of the COVID-19 pandemic, including headcount reductions and other measures.  Selling, general and administrative expense as a percentage of net revenues increased to 12.9% in fiscal 2021 compared to 10.6% in fiscal 2020.

Research and Technical Expense.  Research and technical expense was $3.4 million, or 1.0% of net revenues, for fiscal 2021, compared to $3.7 million, or 1.0% of net revenues, in fiscal 2020.

Operating Income/(Loss).  As a result of the above factors, operating loss in fiscal 2021 was $(7.1) million, compared to operating income of $0.6 million in fiscal 2020.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was $1.5 million in fiscal 2021, compared to $6.8 million in fiscal 2020.  The decrease in expense was primarily driven by favorable retiree health care spending and higher than expected return on plan assets in the September 30, 2020 valuation.

Income Taxes.  Income tax benefit was $1.1 million during fiscal 2021, a difference of $0.1 million from a benefit of $1.0 million in the same period of fiscal 2020, driven by a tax rate change in the United Kingdom that resulted in an increase to deferred tax expense of $0.4 million, partially offset by an increase in loss before taxes of $2.3 million, which resulted in a higher tax benefit.

Net Income/(Loss).  As a result of the above factors, net loss for fiscal 2021 was $(8.7) million, a change of $2.2 million from net loss of $(6.5) million in fiscal 2020.

Volumes and Pricing

In fiscal 2019, volume shipped in the fourth quarter was 5.4 million pounds.  Moving into the first half of fiscal 2020, volumes were negatively impacted by the grounding and subsequent production halt of the Boeing 737 MAX aircraft.  The second half of fiscal 2020 was then significantly impacted by the global COVID-19 pandemic, which lowered volumes in the third and fourth quarter.  Moving into fiscal year 2021, the pandemic continued to dramatically impact volumes with first quarter volumes bottoming at 2.8 million pounds.  The second quarter began to improve with 3.5 million pounds, and the third and fourth quarters were 3.7 and 4.0 million pounds shipped, respectively.

While volumes shipped into the aerospace market began to improve in the fourth quarter of fiscal 2021, significant growth is still expected as the market begins its recovery.  Aerospace volumes in fiscal 2021 were 31.3% below volumes of fiscal year 2020 and 51.7% below volumes of fiscal 2019.  Published build rates of single aisle aircraft show significant growth expected in fiscal year 2022 and generally a return to 2019 levels in fiscal year 2023.

Volumes in the chemical processing market were relatively flat in fiscal year 2021 compared to 2020 with demand continuing to be impacted by the pandemic as well as weather-related events and supply chain challenges.  Industrial gas turbine volumes were up 25.5% in fiscal year 2021 compared to 2020 driven by market share gain initiatives gaining traction. Volume in other markets grew 62.2% in fiscal year 2021 compared to 2020, led by increases in shipments to the flue gas desulphurization (FGD), oil & gas, nuclear and wear resistant markets. The largest growth occurred in the FGD market as business conditions continue to improve in the aerospace market.  The Company expects to see a reduction in FGD shipments as it utilizes manufacturing capacity on higher-value products.

The product average selling price per pound in fiscal 2021 was $22.56, which is a 7.3% decrease over last fiscal year.  The decrease is significantly driven by changes in product mix (both alloy and form) to lower value products and markets to increase volumes and combat fixed cost absorption headwinds. This is most evident in other markets with a 20.6% reduction in average selling price per pound to products described in the preceding paragraph in the FGD market.    This lower value mix is expected to improve as the Company utilizes its manufacturing capacity on higher value products when demand in the aerospace market recovers.  Multiple price increases have been announced, which is expected to offset inflation and continue to improve profitability.

The average market price of nickel as reported by the London Metals Exchange for the 30-days ending September 30, 2021 was $8.80 as compared to the prior year 30-days ending September 30, 2020 average market price of $6.74 per pound.  The Company values inventory utilizing the first-in, first-out (“FIFO”) inventory costing methodology. In a period of decreasing raw material costs, the FIFO inventory valuation normally results in higher costs of sales as compared to the last-in, first out method.  Conversely, in a period of rising prices, the FIFO inventory valuation normally results in lower costs of sales as compared to the last-in, first out method.

Gross Profit Margin Trend Performance

The significant drop in volumes resulting from the COVID-19 pandemic compressed margins significantly in the third and fourth quarters of fiscal 2020 and most significantly the first quarter of fiscal 2021.  These low volume levels created a significant fixed cost absorption headwind which required a direct charge to cost of goods sold for excess fixed overhead per pound incurred due to abnormally low production levels that could not be capitalized into inventory.  In the third and fourth quarter of fiscal 2020, the Company charged $5.9 million and $4.0 million, respectively.  In fiscal 2021, the direct charges continued each quarter at $5.9 million, $2.8 million, $2.0 million and $0.8 million. As volumes recover, the direct charge diminishes.  No direct charges are expected going forward.

The Company’s focus initiatives have reduced the volume breakeven point by over 25%.  The Company previously struggled to be profitable at roughly 5.0 million pounds.  In fiscal 2021 with the current product mix, the Company can generate profits at lower volumes as demonstrated in the third quarter of fiscal 2021, producing a positive net income at only 3.7 million pounds shipped.  The gross profit margin percentage improved over fiscal 2021 and ended in the fourth quarter above the pre-pandemic levels at 17.5%. This is the new starting point as the Company looks for volumes and net revenue to recover going forward driven by the expected aerospace market recovery.

Backlog

Order entry rates continued to increase each quarter of fiscal 2021.  Backlog was $175.3 million at September 30, 2021, an increase of approximately $24.4 million, or 16.2%, from $150.9 million at June 30, 2021. The backlog dollars increased during the fourth quarter of fiscal 2021 due to an 8.9% increase in backlog average selling price combined with a 6.7% increase in backlog pounds.  The increase in average selling price was due to a higher-value product mix in the backlog.

Backlog increased by $22.0 million, or 14.4%, from $153.3 million at September 30, 2020 to $175.3 million at September 30, 2021 due to a 29.2% increase in backlog pounds partially offset by an 11.4% decrease in backlog average selling price.  The increase in backlog pounds was primarily driven by increases in demand in the chemical processing and industrial gas turbine markets.  The decrease in average selling price was due to a lower-value product mix in the backlog.

Capital Spending

Capital spending was $9.4 million and $5.9 million in fiscal 2020 and 2021, respectively, and the forecast for capital spending in fiscal 2022 is approximately $17.7 million, which is approaching the Company’s depreciation levels.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $238.7 million at September 30, 2021, a decrease of $26.3 million or 9.9% from $264.9 million at September 30, 2020. This decrease resulted primarily from accounts payable and accrued expenses increasing by $35.5 million in the aggregate, partially offset by accounts receivable increasing by $6.8 million and inventory increasing by $2.4 million.  As compared to the third quarter ended June 30, 2021, controllable working capital increased $6.4 million, or 2.8%.  This increase resulted primarily from inventory increasing $17.8 million and accounts receivable increasing $6.0 million, partially offset by increases in accounts payable and accrued expenses of $17.4 million in the aggregate.

Valuation of the Pension Plan and the Retiree Healthcare Plan

The actuarial valuation of the U.S. pension and retiree healthcare plans on September 30, 2021 included a favorable increase in the discount rates used to measure the plan liabilities along with other favorable items including higher than expected return on plan assets and continued favorable retiree health care spending.  The U.S. defined benefit pension net liabilities decreased from $105.2 million at the beginning of the year to $26.1 million at September 30, 2021.  The funding percentage of assets to benefit obligation increased from 68.0% as of September 30, 2020 to 91.3% as of September 30, 2021.  These amounts do not include the United Kingdom pension plan which is an $8.4 million net asset (shown in other assets on the consolidated balance sheet) or two small nonqualified pension plans with a liability of $0.6 million. In addition, the post-

retirement health care liability, which is unfunded, declined from $93.3 million at September 30, 2020 to $83.0 million at September 30, 2021.  This favorable valuation is expected to reduce expense in fiscal 2022 by $6.0 million, reflected primarily in the Nonoperating Retirement Benefit Expense in the Statement of Operations.

Liquidity

The Company had cash and cash equivalents of $47.7 million at September 30, 2021 compared to $47.2 million at September 30, 2020.  Additionally, there were zero borrowings against the line of credit outstanding as of September 30, 2021.  The Company has access to a total of $100 million of availability on the line of credit, subject to a borrowing base formula and certain reserves.  During fiscal 2021, the Company’s primary sources of cash were cash on-hand and cash from operations as detailed below.

Net cash provided by operating activities was $23.3 million in fiscal 2021 compared to net cash provided by operating activities of $36.2 million in fiscal 2020, a decrease of $12.9 million.  The decrease was primarily driven by increases in accounts receivable of $6.2 million in fiscal 2021 compared to decreases in accounts receivable of $26.7 million during fiscal 2020, increases in inventory of $0.8 million in fiscal 2021 compared to decreases in inventory of $15.3 million during fiscal 2020 and increases in other assets of $4.9 million in fiscal 2021 as compared to decreases in other assets of $0.6 million during fiscal 2020 as well as a net loss of $(8.7) million in fiscal 2021 as compared to net loss of $(6.5) million in fiscal 2020. In addition, changes in accrued pension and postretirement benefits reflect the lump-sum payment of $15.0 million into the U.S. pension plan in the fourth quarter of fiscal 2021. These changes were partially offset by increases in accounts payable of $33.9 million in fiscal 2021 as compared to a decrease in accounts payable of $21.2 million during fiscal 2020.

Net cash used in investing activities was $5.9 million in fiscal 2021, which was lower than cash used in investing activities during the same period of fiscal 2020 of $9.4 million, driven by lower additions to property, plant and equipment.

Net cash used in financing activities was $17.4 million in fiscal 2021, which was greater than cash used in financing activities during fiscal 2020 of $11.1 million, primarily as a result of purchases of treasury stock of $5.0 million in fiscal 2021 as compared to $0.2 million in fiscal 2020 and payment for debt issuance costs of $1.0 million in fiscal 2021 as compared to $0.0 million in fiscal 2020.  Dividends paid of $11.2 million in fiscal 2021 were comparable to the prior year.

Share repurchase plan

On July 28, 2021, the Board of Directors authorized the use of up to $20.0 million to purchase shares of the Company's common stock for a period of one year.  The Board adopted the repurchase plan because it believes that repurchasing the Company’s stock at current market prices presents an attractive capital allocation strategy for the Company given the available options for the use of capital.  Under the share repurchase plan, the Company is authorized to repurchase outstanding shares of its common stock in the open market or in privately negotiated transactions.  In the fourth quarter of fiscal 2021, the Company repurchased 112,978 shares with an aggregate purchase price of $4.2 million, under this authorization.  As of September 30, 2021, there is $15.8 million remaining under the July 2021 authorization that is available to be re-purchased.

Dividend Declared

On November 18, 2021, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable December 15, 2021 to stockholders of record at the close of business on December 1, 2021. The aggregate cash payout based on current shares outstanding will be approximately $2.8 million, or approximately $11.1 million on an annualized basis if current dividend levels are maintained.

Guidance

The Company’s first quarter is historically our lowest revenue quarter impacted by holidays, planned maintenance outages and customers managing their calendar year-end balance sheets.  The Company believes this first quarter seasonal impact will be offset by its business improvements and the strengthening demand that it is experiencing.  Therefore, the Company expects both revenue and earnings in the first quarter of fiscal 2022 to be similar to the fourth quarter of fiscal 2021. Based upon our increasing backlog and the accelerating commercial build rate schedules, the Company expects to see significant year on year aerospace growth that will positively benefit the Company over the balance of the fiscal year.

Earnings Conference Call

The Company will host a conference call on Friday, November 19, 2021 to discuss its results for the fourth quarter of fiscal 2021.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, November 19, 2021	Dial-In Numbers:	888-506-0062 (Domestic)
Time:	9:00 a.m. Eastern Time		973-528-0011 (International)
		Access Code:	263478

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, November 19th at 11:00 a.m. ET, through 11:59 p.m. ET on Sunday, December 16, 2021. To listen to the replay, please dial:

Replay:	877-481-4010 (Domestic) 919-882-2331 (International)
Replay Passcode:	43460

A replay of the Webcast will also be available for one year at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal 2022 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results on our results, capital expenditures, demand for our products and operations, dividends and the impact of COVID-19 on the economy and our business, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties..  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events, including our expectations of the impact of the recent COVID-19 pandemic.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2021	2020	2021
Net revenues	$79,938	$95,278	$380,530	$337,661
Cost of sales	75,984	78,578	335,898	297,931
Gross profit	3,954	16,700	44,632	39,730
Selling, general and administrative expense	8,191	11,005	40,307	43,470
Research and technical expense	936	921	3,713	3,403
Operating income (loss)	(5,173)	4,774	612	(7,143)
Nonoperating retirement benefit expense	1,722	393	6,822	1,470
Interest income	(9)	(7)	(44)	(16)
Interest expense	368	286	1,332	1,186
Income (loss) before income taxes	(7,254)	4,102	(7,498)	(9,783)
Provision for (benefit from) income taxes	(1,537)	1,548	(1,020)	(1,100)
Net income (loss)	$(5,717)	$2,554	$(6,478)	$(8,683)
Net income (loss) per share:
Basic	$(0.46)	$0.20	$(0.53)	$(0.71)
Diluted	$(0.46)	$0.20	$(0.53)	$(0.71)
Weighted Average Common Shares Outstanding
Basic	12,474	12,477	12,471	12,500
Diluted	12,474	12,681	12,471	12,500

Dividends declared per common share	$0.22	$0.22	$0.88	$0.88

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30,	September 30,
	2020	2021
ASSETS
Current assets:
Cash and cash equivalents	$47,238	$47,726
Accounts receivable, less allowance for doubtful accounts of $545 and $553 at September 30, 2020 and September 30, 2021, respectively	51,118	57,964
Inventories	246,124	248,495
Income taxes receivable	3,770	1,292
Other current assets	3,285	6,129
Total current assets	351,535	361,606
Property, plant and equipment, net	159,819	147,248
Deferred income taxes	30,551	16,397
Other assets	8,974	10,829
Goodwill	4,789	4,789
Other intangible assets, net	5,056	5,586
Total assets	$560,724	$546,455
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,555	$47,680
Accrued expenses	14,757	20,100
Income taxes payable	—	379
Accrued pension and postretirement benefits	3,403	3,554
Deferred revenue—current portion	2,500	2,500
Total current liabilities	38,215	74,213
Long-term obligations (less current portion)	8,509	8,301
Deferred revenue (less current portion)	12,829	10,329
Deferred income taxes	2,131	3,459
Operating lease liabilities	1,719	664
Accrued pension benefits (less current portion)	105,788	26,663
Accrued postretirement benefits (less current portion)	90,032	79,505
Total liabilities	259,223	203,134
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,681,280 and 12,757,778 shares issued and 12,622,371 and 12,562,140 shares outstanding at September 30, 2020 and September 30, 2021, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	257,583	262,057
Accumulated earnings	120,943	101,015
Treasury stock, 58,909 shares at September 30, 2020 and 195,638 shares at September 30, 2021	(2,437)	(7,423)
Accumulated other comprehensive loss	(74,601)	(12,341)
Total stockholders’ equity	301,501	343,321
Total liabilities and stockholders’ equity	$560,724	$546,455

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Year Ended September 30,
	2020	2021
Cash flows from operating activities:
Net income (loss)	$(6,478)	$(8,683)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	19,422	19,100
Amortization	228	467
Pension and post-retirement expense - U.S. and U.K.	13,624	8,100
Change in long-term obligations	97	9
Stock compensation expense	3,318	4,474
Deferred revenue	(2,500)	(2,500)
Deferred income taxes	(1,219)	(2,436)
Loss on disposition of property	30	173
Change in assets and liabilities:
Accounts receivable	26,713	(6,159)
Inventories	15,283	(777)
Other assets	567	(4,926)
Accounts payable and accrued expenses	(21,196)	33,869
Income taxes	(2,028)	2,859
Accrued pension and postretirement benefits	(9,664)	(20,305)
Net cash provided by (used in) operating activities	36,197	23,265
Cash flows from investing activities:
Additions to property, plant and equipment	(9,374)	(5,949)
Net cash used in investing activities	(9,374)	(5,949)
Cash flows from financing activities:
Revolving credit facility borrowings	30,000	—
Revolving credit facility repayments	(30,000)	—
Dividends paid	(11,058)	(11,175)
Proceeds from exercise of stock options	422	—
Payment for purchase of treasury stock	(198)	(4,986)
Payment for debt issuance cost	—	(997)
Payments on long-term obligations	(297)	(285)
Net cash used in financing activities	(11,131)	(17,443)
Effect of exchange rates on cash	508	615
Increase (decrease) in cash and cash equivalents:	16,200	488
Cash and cash equivalents:
Beginning of period	31,038	47,238
End of period	$47,238	$47,726

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent eight quarters are as follows.

	2020
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$108,453	$111,563	$80,576	$79,938
Gross profit	18,743	19,296	2,639	3,954
Gross profit percentage of net revenues	17.3%	17.3%	3.3%	4.9%
Net income (loss)	3,268	4,068	(8,097)	(5,717)
Net income (loss) per share:
Basic	$ 0.26	$ 0.32	($ 0.65)	($ 0.46)
Diluted	$ 0.26	$ 0.32	($ 0.65)	($ 0.46)

	2021
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$72,177	$82,063	$88,143	$95,278
Gross profit	987	8,385	13,658	16,700
Gross profit percentage of net revenues	1.4%	10.2%	15.5%	17.5%
Net income (loss)	(8,027)	(3,632)	422	2,554
Net income (loss) per share:
Basic	($ 0.65)	($ 0.29)	$ 0.03	$ 0.20
Diluted	($ 0.65)	($ 0.29)	$ 0.03	$ 0.20

Schedule 5

Sales by Market

The unaudited revenues, pounds shipped and average selling price per pound of the Company for the most recent five quarters are as follows.

	Quarter Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2020	2020	2021	2021	2021
Net revenues (in thousands)
Aerospace	$33,590	$24,555	$30,601	$33,950	$38,966
Chemical processing	18,483	15,256	15,068	17,010	15,813
Industrial gas turbines	12,439	13,967	16,436	17,835	18,534
Other markets	9,259	12,779	15,546	13,709	16,056
Total product revenue	73,771	66,557	77,651	82,504	89,369
Other revenue	6,167	5,620	4,412	5,639	5,909
Net revenues	$79,938	$72,177	$82,063	$88,143	$95,278

Shipments by markets (in thousands of pounds)
Aerospace	1,142	904	1,177	1,354	1,528
Chemical processing	789	601	682	814	722
Industrial gas turbines	752	798	1,064	1,147	1,178
Other markets	264	489	599	415	538
Total shipments	2,947	2,792	3,522	3,730	3,966

Average selling price per pound
Aerospace	$29.41	$27.16	$26.00	$25.07	$25.50
Chemical processing	23.43	25.38	22.09	20.90	21.90
Industrial gas turbines	16.54	17.50	15.45	15.55	15.73
Other markets	35.07	26.13	25.95	33.03	29.84
Total product (product only; excluding other revenue)	25.03	23.84	22.05	22.12	22.53
Total average selling price (including other revenue)	$27.13	$25.85	$23.30	$23.63	$24.02